Exhibit 6.1

DAIRY ANIMAL WASTE PROCESSING OPERATING AGREEMENT

THIS AGREEMENT, made this 23rd day of June, 1999 by and between LARSON DAIRY, INC. a Florida corporation with an office and place of business at 400 Northwest 5th Street, Okeechobee, Florida 34792 (hereinafter referred to as "Larson") and BIOMASS PROCESSING TECHNOLOGY, INC., a Florida corporation with an office and place of business at 6877 Vista Park Way North, West Palm Beach, Florida 33411 (hereinafter referred to as "BPT").

WHEREAS, Larson is in the dairy business, which is the production of cow's milk for the food industry, and which generates waste materials that under certain circumstances may cause air/water pollution; and

WHEREAS, BPT is in the business of processing biomass into useful feed, chemical and fuel commodities (the "BPT Process"), which consumes phosphorus, nitrogen and energy; and

WHEREAS, one byproduct of milk production is animal waste material (the "Animal Waste"), which may cause water pollution, and which primarily consists of cattle manure, cattle urine and miscellaneous materials such as cattle feed and sand. At each of two (2) separate collection sites known as Barn Sites Nos. 5 and 8 (collectively, the "Barn Sites"), Larson generates approximately 7.5 dry tons of Animal Waste per site per day on an ongoing basis, for a total of approximately 15 dry tons of Animal Waste per day for the two Barn Sites; and

WHEREAS, Larson removes Animal Waste on a daily basis from each Barn Site using a pressure water system that transports the Animal Waste into surface water lagoons that are present at each of the Barn Sites; and

WHEREAS, at each of the two Barn Sites, the first lagoon to receive Animal Waste is an anaerobic lagoon (the "Lagoon"), which is the disposal site for the Animal Waste that is generated at each Barn Site on a daily basis and for the Animal Waste that was discharged from the Barn Sites in the past; and

WHEREAS, Larson and BPT desire for BPT to use its BPT Process in an effort to remove or clean up the Animal Waste that is being generated at the Barn Sites and that which is present in the Lagoons; and

WHEREAS, the BPT Process utilizes state-of-the-art technology which has undergone extensive laboratory testing utilizing a variety of source materials including Animal Waste from a Barn Site and from a Lagoon, although this will be the first large scale commercial production application of this technology for processing Animal Waste; and

WHEREAS, in addition to collecting Animal Waste from the Barn Sites for processing by the BPT Process (the "Barn Site Collection"), to accomplish the efficient processing of the

Animal Waste and the economically feasible extraction of the necessary materials from the Animal Waste to produce its biomass-derived products, BPT must transport non-Animal Waste biomass source materials generated from off site to a central combined facility for processing along with the Animal Waste (the "Combined Facility"), which processing will be conducted on a parcel of property to be leased to BPT by Larson (the "Combined Facility Lease"); and

WHEREAS, Larson acknowledges that the removal by BPT of all or any part of the Animal Waste from the Barn Sites and Lagoons and any actual decrease in pollution that may result from such removal is a good and valuable consideration for this Agreement and BPT acknowledges that (a) the value of the , Animal Waste to BPT; (b) the use of the Combined Facility Premises (defined below) for processing Animal Waste and other biomass source materials; (c) the ability to process biomass at the Combined Facility to recover that value; and (d) the processing of biomass into feed, food, chemical and fuel commodities for BPT's other customers constitute good and valuable consideration for this Agreement.

NOW, THEREFORE, for and in consideration as referenced above, the mutual undertakings and agreements herein contained and assumed, which both parties agree constitute adequate and sufficient consideration, Larson and BPT hereby covenant and agree as follows:

I.

Recitals

The above recitals are true and correct and are incorporated herein by reference.

II.

Definitions

The following definitions are for the purpose of interpreting the terms used in this Agreement:

1.

Barn Site Collection - This is the method that will be utilized by BPT to receive Animal Waste at a common collection point from the Barn Sites for processing utilizing the BPT Process;

2.

Performance Standard - Subject to equipment failures and normal downtime, BPT agrees to remove the Animal Waste from the Barn Sites on a real-time basis and to remove Animal Waste solids that have previously settled out into the lagoons. However, the extent of removal of the Animal Waste solids from the lagoons shall be accomplished by BPT to the extent considered by BPT, in its sole discretion, to be commercially feasible.

3.

Combined Facility - The processing equipment and facility, located upon the Combined Facility Premises, as defined herein, where the BPT Process will be used to process the Animal Waste and other biomass source materials by removing the raw materials particularly the phosphorus and nitrogen components for their incorporation into, and the production of, the biomass derived products of BPT.

4.

Combined Facility Lease - In order to facilitate the BPT Process, to locate the Combined Facility near the source of Animal Waste and to grant BPT the exclusive possession and control over the Combined Facility, Larson, simultaneously with the execution of this Agreement, has entered into a Lease Agreement with BPT (the "Combined Facility Lease") covering a portion of the Dairy Property, as defined herein and which also contains an easement providing BPT with such access to the rest of the Dairy Property as is necessary for BPT to fulfill the obligations of this Agreement.

5.

Combined Facility Premises - The leased portion of the Dairy Property where the Combined Facility will be operated by BPT, as shown and legally described in Exhibit "A." attached hereto and made a part hereof by reference.

6.

Dairy Property - The property owned by Larson which will be accessible to BPT for the purpose of performing the tasks required by this Agreement, a sketch of which is included in Exhibit "B."

7.

Modifications - To facilitate the Barn Site Collection process and for the BPT Process to be cost effective, as it relates to recovery of materials from Animal Waste material, certain modifications to normal Dairy operations will be required.  These modifications (hereafter collectively referred to as the "Modifications") include, but are not necessarily limited to, (a) a reduction in the volume of water that is currently used to flush Animal Waste into the lagoons from the Barn Sites; (b) the installation of equipment to collect the Animal Waste and pump or transport it to the Combined Facility; and (c) the location of certain other equipment, with the consent of Larson, at the Barn Sites, with such equipment to be operated by BPT personnel.

III.

Rights and Responsibilities of BPT

1.

Installation by BPT. Within thirty (30) days of the execution of this Agreement, and after all permits, licenses and land use approvals have been obtained, BPT shall commence installation of its equipment at its cost to accomplish the Barn Site Collection of Animal Waste at Barn Site No. 8.  In addition, within thirty (30) days of the execution of this Agreement, and after all permits, licenses and land use approvals have been obtained, BPT shall commence installation at its cost of the Combined Facility upon the property described in the Combined Facility Lease.  BPT will commence the processing of Animal Waste within sixty (60) days following the completion of the installation of both the Barn Site Collection equipment and the Combined Facility and all related equipment.

2.

Reporting to Larson. At Larson's request, BPT will provide Larson with a monthly report for the previous month by the 15th day of the following month, containing the approximate mass of Animal Waste removal that was accomplished by BPT. This report will be generated by BPT and will be conducted in a manner and be in a form that is usable by Larson to comply with agency reporting requirements. In addition, BPT will allow Larson or its agent to conduct sampling at all reasonable times and in a manner that will not result in the interruption of BPT's processing.

3.

Right to Use the Dairy Property. Following the execution of this Agreement and the Combined Facility Lease, BPT shall have the right to occupy the Combined Facility Premises. In addition, BPT shall have the right to access and to otherwise utilize additional portions of the Dairy Property as sketched in Exhibit "B" for BPT's personnel, vehicles, and equipment for all reasonable purposes in connection with the performance of this Agreement, including, without limitation, to accomplish: (a) the installation of BPT's equipment; (b) the Modifications that must be made to the current Animal Waste disposal methods; (c) the collection of Animal Waste from the Barn Sites; (d) the delivery of the material to the Combined Facility; and (e) the delivery and storage of raw materials from off-site sources for biomass processing at the Combined Facility.

4.

BPT's Right to Alter Dairy Property. Should the BPT Process or any of BPT's equipment require additional alterations or the Barn Site Collection process requires additional Modifications, (as defined herein) (such as electrical runs, alternate wash systems, concrete work or such other alterations that may be necessary to optimize the BPT Process), any additional alterations or Modifications desired by BPT shall be made at BPT's cost and be subject to the consent of Larson, which Larson shall not unreasonably withhold or delay.  Any such alterations shall not cause Larson's Florida Department of Environmental Protection Dairy Operating Permit to be jeopardized or revoked.

5.

Modifications to Other Bar Site and Lagoon.  Providing that both parties agree that BPT has successfully met the Performance Standard for collecting Animal Waste at Barn No. 8, BPT may, at its discretion, then make the Modifications to the other Barn Site and commence collecting and processing the Animal Waste from the other Barn Site No. 5 and its Lagoon using the same methods to collect and process Animal Waste that BPT uses at Barn No. 8.  The modifications shall not cause Larson's Diary Operating Permit to be jeopardized or revoked.

6.

Land Use Approvals and Permits. BPT shall be responsible for obtaining all permits, licenses and land use approvals necessary for the installation and operation of the Barn Site Collection equipment and the Combined Facilities. BPT shall not discharge any hazardous substances onto the Larson Property. BPT shall also provide for and maintain such water detention areas at its Combined Processing Facility as are required by regulatory agency(ies).

7.

Utilities. BPT shall at its cost provide for the extension of electrical service and for the electricity for the operation of the Barn Site Collection equipment and Combined Facility.

IV.

Rights and Responsibilities of Larson

1.

Fees Paid by Larson. Larson shall pay BPT no service or equipment amortization or any other charges for processing the Animal Waste.

2.

Larson to Lease Property to BPT. Larson agrees to simultaneously lease a portion of the Dairy Property to BPT for installation and operation of the Combined Facility on the Combined Facility Premises, described in Exhibit "A" hereto, pursuant to the Combined Facility Lease.

3.

Non Alteration of Barn Washout Process. During the installation and operation of BPT's equipment for the purposes specified herein, Larson's ability to revert to its current disposal method of washing the Animal Waste into the Lagoons shall be preserved and it will continue to be fully operational and available as a back-up disposal method at such times that the BP Process or the Barn Site Collection equipment is not operational.

4.

Provision of Water. Larson, shall provide waste water to BPT in sufficient quantities to accomplish the Barn Site Collection and the BPT Process within the Combined Facility Premises. However, the waste water that will be provided by Larson shall be limited to that waste water which is used by Larson to flush Animal Waste into the lagoons from the Barn Sites and which is intercepted by BPT during the Barn Site Collection Process. Also, the installation cost of any additional well(s) for water supply required by BPT shall be at BPT's cost.

5.

Utilities. Larson shall cooperate fully and give whatever consents and assistance that may be required so that BPT can arrange for electrical service to be provided in the most direct, cost effective and economical manner possible, including, but not limited to, granting any easements that may be required for the electrical service to be extended to BPT's operations. Permission, consents and assistance provided by Larson shall not be unreasonably withheld or delayed.

V.

Responsibilities of Both Parties

1.

Cooperation Needed. Both BPT and Larson understand that the provisions of this Agreement cannot be exhaustively comprehensive, because this will be the first large-scale production application of the BPT Process for processing Animal Waste, and that, other than meeting the Performance Standard, BPT has not promised that any particular results will be obtained from the BPT Process or this Agreement. However, both parties acknowledge that they will use their best efforts and exercise good faith as necessary for the successful implementation of the BPT process to remove and process the Animal Waste on the Larson Dairy Property. Accordingly, both parties agree to cooperate with regard to the performance of this Agreement, including without limitation; (a) the installation of BPT's equipment on the Larson Dairy property and the Combined Facility Premises and the Modifications to the present Animal Waste disposal method utilized at the Barn Sites and at the Lagoons; (b) facilitating the gathering of Animal Waste from the Barn Sites and Lagoons to the Combined Facility on a "continuous flow" basis to: (i) facilitate the most efficient method for heating the Animal Waste as part of the BPT Process; (ii) avoid wasteful "start up and shut down" of the Combined Facility; and (c) meeting as often as is reasonably necessary to assess the performance of the BPT Process and the Modifications and to consider reasonable methods for improving the collection and delivery of Animal Waste to the Combined Facility in a continuous flow so as to maximize the effectiveness and efficiency of the BPT Process.

2.

Minimize Costs to Dairy. It is the intent of the parties to this Agreement that any cost to Larson related to the collection and processing by BPT of the Animal Waste will be nominal.

VI.

Term of Agreement

The term of this Agreement (the "Term") shall commence on the  23rd  day of  June , 1999 (the "Effective Date") and shall terminate twenty (20) years thereafter (unless sooner terminated by the parties as hereinafter provided).  However, if this Agreement is not terminated early as provided in Article VII herein, the Term may be extended beyond the twentieth (20th) anniversary of the Effective Date for successive periods of ten (10) years each by written notice from Tenant to Landlord delivered prior to the expiration of the term then in effect (original or extension, as the case may be).

VII.

Termination of Agreement

1.

Termination by Larson. This Agreement may be unilaterally terminated by Larson following ninety (90) days advance written notice (the "Notice"), (i) if Larson ceases to operate the farms as a dairy in which event BPT shall have the right of first refusal as specified in the Combined Facilities Lease, or (ii) if (a) BPT fails to meet the Performance Standard in any thirty (30) day period, and (b) corrective action by BPT does not result in return to meeting the Performance Standard within ninety (90) days as evidenced by testing, and (c) failure to meet the Performance Standard is not due to actions or lack of action by Larson or to Force Majeure, as defined in Article XIII herein. In the event that Larson elects to so terminate this Agreement, the Combined Facility Lease shall also terminate within nine (9) months following the Notice.  Also, if Larson elects to so terminate this Agreement, BPT shall cease the processing of Animal Waste and other materials at any time following the Notice and, by the end of the nine (9) month period following the Notice, shall comply with the provisions of the Combined Facility Lease applicable to restoration of the premises.

2.

Termination by BPT. BPT may at any time terminate this Agreement for breach of this Agreement by Larson or for any other reasonable cause to be determined solely by BPT (including, without limitation, if BPT in its judgment cannot realize, or encounters or believes it will encounter any difficulty in realizing, all of the benefits that it intends to obtain by this

Agreement) by giving Larson ninety (90) days advance written notice and in such event this Agreement and the Combined Facility Lease shall terminate nine (9) months following the notice of termination sent by BPT. BPT may cease processing at any time after it gives Larson notice pursuant to this sub section.

VIII.

Remedies.

As their sole and exclusive remedies, either party shall have the right to: (i) terminate this Agreement in accordance with Article VII above, or (ii) specifically enforce this Agreement at any time without terminating this Agreement. Irrespective of whether this Agreement is terminated pursuant to Article VII above, or for any other reason, neither party shall claim or recover or be entitled to any damages of any kind for any reason whatsoever except for any actual damages (excluding consequential and exemplary) actually caused by violations of Article XII, related to confidential information, Article X related to indemnification, or the failure of BPT, following the expiration or termination of the Combined Facility Lease to restore the Combined Facility Premises to substantially the same condition they were in before the Combined Facility Lease was entered into.

IX.

Title

1.

Title to Animal Waste. Larson shall hold title to the Animal Waste until it is collected by BPT pursuant to the Barn Site Collection process for processing in the Combined Facility. Thereafter, the title to the Animal Waste shall rest in BPT and all products produced by BPT shall be the property of BPT.

2.

Title to BPT's Equipment. BPT's Barn Site Collection equipment and the Combined Facility and all related equipment installed within the Combined Facility Premises and all equipment installed upon the Dairy Property or owned by BPT (including any equipment installed in order to perform the Modifications) at all times relevant hereto shall be the personal property of BPT and shall not become or constitute fixtures or real property. All real property taxes levied or assessed upon the Dairy Property, including the real property taxes upon the Combined Facility Premises, shall be paid promptly by Larson and all personal property taxes, if any, levied upon BPT's equipment or upon its improvements shall be paid promptly by BPT.

3.

Title to the BPT Process. BPT's Barn Site Collection process and the BPT Process (as used in this subsection and in Article XII, the "Processes") have substantial monetary value and are considered trade secrets and are proprietary and/or Confidential Information of BPT, as defined herein in Paragraph XII. BPT retains ownership of all rights, title and interest in and to the Processes. Larson acknowledges that BPT is the sole owner of the Processes and of any copies and modifications thereof, and of all copyright, trade secret, patent, trademark and other intellectual or industrial property rights therein. Physical copies, applications or descriptions of the Processes, in whatever form provided by BPT, shall remain the property of BPT, and such copies shall be deemed to be on loan to Larson during the term of this Agreement.

X.

Insurance, Waiver of Subrogation and Indemnification

1.

BPT's Insurance.  BPT shall maintain and furnish to Larson proof of casualty and liability insurance in a minimum amount of One Million Dollars and No cents ($1,000,000.00) combined single limit for bodily injury or death of person(s) and property damage arising out of a single occurrence.  Larson shall be named as an additional insured as to any such insurance. BPT shall also maintain workman's compensation coverage for all of its employees that work on the Dairy Property and to obtain motor vehicle liability insurance with coverage of $150,000/$300,000 for any vehicles that will be operated by BPT on the Dairy Property.  BPT shall furnish proof of insurance evidencing the aforesaid coverage upon Larson's written request. BPT agrees to be primarily liable before Larson shall incur any liability, up to a limit of One Million Dollars and No cents ($1,000,000.00), for any and all liabilities, damages, expenses (including reasonable attorneys' fees), causes of action suits, claims or judgments in connection with loss of life, bodily injury and/or property damage arising from any occurrence on the Dairy Property caused by the negligence or willful misconduct of BPT, or its agents, contractors, or employees.

2.

Larson's Insurance. Larson shall maintain and furnish to BPT proof of casualty and liability insurance in a minimum amount of One Million Dollars and No cents ($1,000,000.00) combined single limit for bodily injury or death of person(s) and property damage arising out of a single occurrence. Larson shall furnish proof of insurance evidencing the aforesaid coverage upon BPT's written request.

3.

Indemnification. Subject to the limitation set forth below in this Section, BPT shall indemnify, defend and hold harmless Larson from any and all liabilities, damages, expenses (including reasonable attorneys' fees), causes of action, suits, claims or judgments in connection with loss of life, bodily injury and/or property damage arising from any occurrence on the Dairy Property caused by the negligence or willful misconduct of BPT, or its agents, contractors or employees, except to the extent caused by the negligence or willful misconduct of Larson, or its agents, contractors or employees.  Irrespective of whether covered by any policy of insurance, the obligations and liabilities set forth in this subsection 3 of this Section X shall be in all respects limited to One Million Dollars and No cents ($1,000,000.00) per event triggering the obligations and liabilities.

XI.

Arbitration and Disputes

1.

Arbitration.  All claims, disputes or other controversies between Larson and BPT arising out of or relating to this Agreement or the breach thereof shall be decided by arbitration.  Such arbitration shall be conducted pursuant to applicable rules and procedures issued by the American Arbitration Association then in effect, and shall be held in Okeechobee County, Florida.  The award rendered by the arbitrator or arbitrators shall be final and judgment upon the arbitration award may be entered by any court having jurisdiction.

2.

Florida Law Forum. This Agreement shall be governed by the laws of Florida.

XII.

Confidential Information.

1.

"Confidential Information" means the patents, and other documents marked CONFIDENTIAL which are contained in the Processes, all information which has not been made publicly available by either Party, and: (1) works and documents which were developed by BPT and relate to BPT's past, present and future business, including but not limited to technical data, specifications, designs, product plans, research and development, surveys, reports developed for products or services of BPT or in connection with the business of BPT, including but not limited to personal information, financial information, and marketing information; (2) all documents marked as confidential and/or containing such information; (3) this Agreement and all patents, trademarks, copyrighted materials, and all other property, equipment, processes, magnetic tapes, specifications, schematics, models, samples, tools, computer and other programs, technical information or data, whether written or oral, furnished by either party to the other prior to or during the Term of this Agreement; and/or (4) all information BPT has acquired or received from a third party in confidence.

2.

Larson agrees to exercise due care to prevent disclosure of the Processes, the Confidential Information, and the terms and conditions of this Agreement, utilizing the same or better safeguards than those afforded its own confidential information. Larson shall not disclose or permit access to the Processes to any person or entity other than employees of Larson who have a "need to know" the contents of the Processes, or a "need to access" the Processes; and Larson's duty to prevent disclosure shall include information already in the possession of Larson, although Larson's duty to prevent disclosure shall not include information obtained from other sources without obligations of confidentiality, information independently developed, or information required by court or government order, except that if Larson is advised or should have cause to know that information is or will be required by court or government order, Larson shall immediately advise BPT as to such requirement. Larson shall promptly notify BPT in writing of the existence of any unauthorized knowledge, possession or use of the Processes.

3.

The rights of BPT under this Agreement are of a special and unique character which gives them a particular value to BPT for which BPT cannot be reasonably or adequately compensated in damages in the event Licensee breaches such obligations. Therefore, BPT shall, in addition to other remedies which may be available, be entitled to injunctive and other equitable relief in the event of the breach or threatened breach of Licensee's obligations hereunder.

XIII.

MISCELLANEOUS

1.

No Joint Venture or Partnership. Nothing in this Agreement shall be construed to create a joint venture or partnership relationship between Larson its associates, agents and BPT, and Larson shall not have any rights in and to the BPT Process or the Barn Site Collection process or methodology as utilized by BPT. The parties are, and shall remain throughout the Term hereof independent contractors and landlord and tenant.

2.

No Personal Liability. Except as specifically provided in Article VIII hereof, there shall be absolutely no corporate or personal liability of persons, firms, corporations or entities who constitute a "party" hereto, including, but not limited to, officers, directors, employees or agents of a party hereto with respect to any of the terms, covenants, conditions, and provisions of this Agreement.

3.

Estoppel Certificates. Each party ("Requesting Party") may, at any time and from time to time, in connection with the financing or refinancing of such Requesting Party made in good faith and for value, deliver written notice to the other party ("Delivering Party") requesting the Delivering Party to execute certificates certifying that to the best knowledge of the Delivering Party, (i) neither the Requesting Party nor the Delivering Party is in default in the performance of its obligations under this Agreement, or, if a default is alleged, specifically describing the nature and amount thereof, and (ii) confirming that this Agreement has not been amended (or, if so, identifying the amendments), and is in full force and effect. The Delivering Party shall execute and return such a certificate within fifteen (15) days after receipt of a request therefor, and failure by the Delivering Party to do so shall be deemed an admission on the Delivering Party's part that neither party is in default in the performance of any obligations under this Agreement. The parties acknowledge that such certificates may be relied upon by lenders, mortgagees, deed of trust beneficiaries and leaseback lessors.

4.

Priority of Agreement.  Larson represents and warrants that as of the date of this Agreement, there are no mortgages, leases, contracts, liens, including construction liens, or other encumbrances upon the Dairy Property which would be superior to the rights of BPT under this Agreement or the Combined Facility Lease. BPT agrees to subordinate this Agreement and the rights granted and created hereby, including the right of BPT to access and otherwise to use the Dairy Property granted by this Agreement, the Combined Facilities Lease, and the access easement to all mortgages and other encumbrances recorded or entered into hereafter in any way affecting any part of the Dairy Property so long as the holder of the mortgage and other encumbrances executes and delivers a commercially reasonable agreement with BPT in recordable form agreeing that neither this Agreement nor the Combined Facilities Lease or any right thereunder shall be disturbed, terminated or sought to be extinguished so long as BPT is not in default of this Agreement or the Combined Facilities Lease beyond any applicable notice and cure periods. Any party foreclosing any mortgage or encumbrance, and any party acquiring title to or any interest in any part of the Dairy Property shall acquire and hold such title or interest expressly subject to the provisions of this Agreement and the rights of BPT under the Combined

Facility Lease. Any transferee of any interest in any part of the Dairy Property shall automatically be deemed, by acceptance of such interest, to have agreed to be bound by all of the provisions of this Agreement and the rights of BPT under the Combined Facility Lease, and to have agreed to perform and do any and all things thereafter required to be done and performed hereunder by the owner of the interest so transferred.

5.

Exhibits: Interpretation. All exhibits referred to herein and attached hereto are incorporated herein by this reference. The section and paragraph headings and captions in this Agreement are for reference and convenience only and shall not enter into the interpretation hereof. All questions with respect to interpretation and construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Florida.

6.

Force Majeure. Notwithstanding anything to the contrary set forth in this Agreement, whenever performance is required of a party under this Agreement, the party shall use all due diligence and take all necessary measures in good faith to perform; provided, however, that if completion of performance shall be delayed at any time by reason of acts of God, failure of BPT to obtain sufficient Animal Waste from the Dairy Property due to no fault of BPT, war, civil commotion, riots, strikes, picketing or other labor disputes, unavailability of labor or materials, or damage to by reason of fire or other casualty, or other cause beyond the reasonable control of the party required to perform (collectively, "Force Majeure"), then the time for performance as herein specified shall be extended by the period of the delay.

7.

Severabilfty. Invalidation of any provision of this Agreement or of the application thereof to any person by judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person and the same shall remain in full force and effect.

8.

No Waiver. No delay or omission by a party in exercising any right, power or remedy accruing upon any default, noncompliance or failure of performance by the other party shall be construed to be a waiver thereof. A waiver by a party of any obligations of the other party shall not be construed to be a waiver of any subsequent breach of such obligation or a waiver of any breach of any other terms, covenants or conditions of this Agreement.

9.

Notices. All notices, consents, requests, approvals, authorizations and other communications (each for purposes of this Article, a "Notice") required or permitted to be given hereunder shall only be effective if in writing and if served by registered or certified mail, return receipt requested and all postage and charges prepaid, or by U.S. Post Office Express Mail, Federal Express, Airborne or a similar overnight courier which delivers only upon signed receipt of the addressee, addressed as follows (or to such other or additional address or addresses as such party may designate by Notice to the other party given in the manner herein provided):

If to BPT:

Biomass Processing Technology, Inc.

6877 Vista Park Way North

West Palm Beach, Florida 33411

Attention: Larry W. Denney, President & CEO

Fax No.: 561-684-6846

With a copy to:

Ruden, McClosky, Smith, Schuster & Russell, P.A.

222 Lakeview Avenue, Suite 800

West Palm Beach, Florida 33401

Attention: E. Lee Worsham, Esquire

Fax No.: 561-838-4515

If to Larson:

Larson Dairy, Inc.

400 Northwest 5th Street

Okeechobee, FL 34972

Attention: Ed Smith

Fax No.: 941-763-4888

With a copy to:

Thomas W. Conely, Esquire

207 N.W. 2nd Street

Okeechobee, FL 34972

Fax No.: 941-763-6856

All Notices shall be effective upon being deposited in the United States Mail or delivered to the overnight courier in the manner prescribed above, provided, that the time period in which a response to any such Notice must be given shall commence to run from the date of receipt by the addressee as shown on the return receipt or courier receipt of the Notice. Rejection or other refusal to accept or inability to deliver because of change of address of which no Notice was given shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver. Notice may also be given by facsimile transmission provided that the facsimile transmission shall contain upon its face the date and time of transmission and shall be confirmed by delivery of the original notice within five (5) days following the date of facsimile transmission.

10.

Counterparts. This Agreement may be executed by the parties on separate signature pages or separate counterparts, all of which shall constitute a single instrument.

11.

Approval Rights. Unless otherwise provided herein, wherever consent or approval is required, such approval shall not be unreasonably withheld or delayed.

12.

Time and Procedure for Approval. Unless provision is made for a specific time period, each response to a request for an approval or consent shall be given by the person to whom directed within ten (10) days of receipt. Each disapproval shall be in writing and the reasons shall be clearly stated. If a response is not given within the required time period, the requested party shall be deemed to have given its approval, provided the request for approval clearly states that failure to respond within such time will constitute approval. If any approval or consent is given due to the failure to respond within the ten (10) day period provided herein, and provided the request for approval clearly stated that failure to respond would constitute approval, a party whose approval is so given shall confirm such approval in writing within fifteen (15) days after written request by any party.

1.

Successors and Assigns: Modification.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns and may not be modified except in writing signed by the party sought to be charged with the modification.

2.

Final Agreement.

This Agreement and the Combined Facility Lease and other exhibits and documents specifically referenced in this Agreement represent the full and final agreement of the parties and any and all other prior or contemporaneous agreements, representations, understandings, written or oral, are merged herein for all purposes.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

BPT:

BIOMASS PROCESSING TECHNOLOGY

ATTEST:

INCORPORATED, a Florida corporation

By:  /s/  Peggy J. Denney

By:  /s/  Larry W. Denney

Name:

Larry W. Denney, President and CEO

Title:  Secretary, Asst.

LARSON:

ATTEST:

LARSON DAIRY, INC., a Florida corporation

By:  /s/  Reda B . Larson

By:  /s/  Louis E. Larson, Sr.

Name:

Louis E. Larson, Sr., President

Title:  Secretary

STATE OF FLORIDA

)

) SS:

COUNTY OF PALM BEACH

)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by LARRY W. DENNEY, President and CEO of BIOMASS PROCESSING TECHNOLOGY, INC., a Florida corporation, freely and voluntarily under authority duly vested in him by said corporation and that the seal affixed thereto is the true, corporate seal of said corporation.  He is personally known to me or who has produced Florida Drivers License as identification.

WITNESS my hand and official seal in the County and State last aforesaid this   24   day of   June  , 1999.

/s/  Jackie Benhart

Typed, printed or stamped name of Notary Public

My Commission Expires:  1/27/02

STATE OF   FLORIDA

)

) SS:

COUNTY OF   OKEECHOBEE

)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by LOUIS E. LARSON, SR., the President of LARSON DAIRY, INC., a Florida corporation, freely and voluntarily under authority duly vested in him/her by said corporation and that the seal affixed thereto is the true, corporate seal of said corporation.  He is personally known to me.

WITNESS my hand and official seal in the County and State last aforesaid this   17   day of   June  , 1999.

/s/  Eva Mae Conely

Typed, printed or stamped name of Notary Public

My Commission Expires:  12/12/00

EXHIBIT "A"

COMBINED FACILITY PREMISES

LEGAL DESCRIPTION

Being a parcel of land lying within the following described parcel:

From the Northwest corner of Section 6, Township 37 South, Range 36 East, run thence East along the Township line, a distance of 13,711.6 feet, thence run South at right angle to said Township line, a distance of 8,060.0 feet to the intersection with the centerline of State Road No. 70, thence run Southwesterly along said center line of State Road No. 70, a distance of 2640.0 feet for Point of Beginning of this description.

Thence continuing Southwesterly along said centerline 5858.64 feet, more or less, to the West boundary line of Section 17, Township 37 South, Range 36 East, thence run Northerly along the West boundaries of Sections 17, 8 and 5 to the Northwest corner of said Section 5; thence run East along the Township line 6900.78 feet, thence run Southeasterly 9713.0 feet to Point of Beginning. LESS: Right-of-Way of State Road No. 70. Said lands situate, lying and being in Okeechobee County, Florida.

Said parcel being more particularly described as follows: Commence at the Northwest corner of said Section 5, thence North 88°22'07" East along the North line of Sections 5 and 4, a distance of 6900.78 feet; thence South 03°51'36" West along the East line of the previously described parcel, a distance of 2267.77 feet; thence North 86°08'24" West, a distance of 86.84 feet to the POINT OF BEGINNING of said parcel; thence North 86°08'24" West, a distance of 626.13 feet; thence South 03°51'36" West, a distance of 417.42 feet; thence South 86°08'24" East, a distance of 626.13 feet; thence North 03°51'36" East parallel with the East line of said previously described parcel, a distance of 417.42 feet to the POINT OF BEGINNING.

Containing 6.00 acres, more or less.